Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is effective as of November 22, 2021 (the “Effective Date”), between Ampio Pharmaceuticals, Inc., a Delaware corporation headquartered at 373 Inverness Parkway, Suite 200, Englewood, CO 80112 USA (hereinafter referred to as the "Company"), and Michael Martino (“Employee"), each a “Party” and both together the “Parties”.

RECITALS

WHEREAS, the Company is a duly organized Delaware corporation, with its principal place of business within the State of Colorado, and is in the business of developing and marketing pharmaceutical products;

WHEREAS, the Company desires assurance of the continued association and services of the Employee in order to continue to retain the Employee’s experience, skills, abilities, background and knowledge, and is willing to continue to engage the Employee’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Employee desires to be in the continued employment of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties hereto agree to the terms and conditions of this Agreement as follows:

1. Employment for Term. The Company hereby agrees to employ Employee and Employee hereby accepts such employment with the Company for the period of 12 months beginning on the Effective Date. The term of this Agreement (the "Term") shall continue until the termination of Employee's employment in accordance with the provisions of this Agreement. Unless otherwise renewed, Employee's employment under this Agreement shall end at the Term and if Employee remains employed after the conclusion of the Term, Employee shall remain an at-will employee.

2. Position and Duties. During the Term, Employee shall serve as Chief Executive Officer of the Company, and perform such duties as are consistent with this position. The Employee shall report to the Board of Directors of the Company (the “Board”). During the Term, Employee shall also hold such additional positions and titles as the Board may determine from time to time. During the Term, Employee shall devote his full business time to his duties as the Chief Executive Officer of the Company. Notwithstanding the foregoing, the Company hereby acknowledges that it consents to Employee’s participation in those outside activities described in Exhibit A hereto. During the Term of this Agreement, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Employee to be adverse to or conflictual with the Company, its business or prospects, its financial position, or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. On termination of Employee’s employment, regardless of the reason for such termination, Employee shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Employee may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties and Employee irrevocably appoints any person designated as the Company’s representative at that time as his delegate to implement such resignation.

3. Compensation.

(a) Base Salary. The Company shall pay Employee a base salary of $550,000 per annum, payable at least monthly on the Company's regular pay cycle for executive officers (the “Base Salary”). Except as specifically otherwise provided herein, the Base Salary may be increased only by recommendation of the Compensation Committee of the Board and ratified by the Compensation Committee or a majority of the independent members of the Board.

(b) Annual Review. The Base Salary shall be reviewed at the end of each calendar year (the first such review to occur after the end of calendar year 2022).

(c) Equity Compensation. In connection with the execution of this Agreement, and subject to approval of the Company’s Compensation Committee, which may not occur until the Effective Date, the Company hereby agrees to grant equity compensation to Employee in an aggregate amount of 1,000,000 options to purchase of shares of the common stock of the Company, on the terms and subject to the vesting schedule set forth in Exhibit B hereto. Such vesting schedule will be accelerated, to the extent provided in Section 8 of this Agreement.

(d) Other and Additional Compensation. Subsections (a) and (c) above establish Employee’s compensation during the Term which shall not preclude the Board from awarding Employee a higher salary, bonuses or stock options, restricted stock or other forms of additional equity awards at the discretion of the Board during the Term of this agreement. The Employee shall be eligible for an annual discretionary bonus (hereinafter referred to as the “Bonus”) of up to fifty percent (50%) of the Base Salary, based on the Compensation Committee’s determination, in good faith, of whether the Employee and the Company have met such performance milestones as are established for the Employee and the Company by the Board or the Compensation Committee, in good faith, and are initially as set forth in Exhibit B (hereinafter referred to as the “Performance Milestones”). The Performance Milestones will be based on certain factors including, but not limited to, the Employee’s performance and the Company’s financial and operational performance. The Employee’s Bonus target will be reviewed annually and may be adjusted by the Board or the Compensation Committee in its discretion, provided however, that the Bonus target may only be reduced upon Employee’s written consent. The Employee must be employed on the date the Bonus is awarded to be eligible for the Bonus, subject to the termination provisions hereof. Bonuses shall be paid during the calendar quarter following the calendar quarter for which such Bonus was earned when Performance Milestones are met during a calendar quarter. Fourth quarter Bonuses, Bonuses calculated on the basis of partial Performance Milestone satisfaction and Bonuses based upon annual milestones shall be paid by March 15 of the following year.

4. Employee Benefits. During the Term, Employee shall be entitled to participate at the same level as other senior executive officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. During the Term, Employee shall be entitled to paid vacation and sick leave in accordance with Company policies and procedures for employees.

5. Expenses. The Company shall reimburse Employee for actual, reasonable out-of-pocket expenses incurred by him in the performance of his services for the Company upon the receipt of appropriate documentation of such expenses which shall be submitted in such form, and with such supporting documentation, as called for or required by Company policy.

6. Termination.

(a) General. The Term shall end immediately upon Employee's death. Employee’s employment may also be terminated by the Company immediately upon notice with or without Cause or as a result of Employee’s Disability, or by Employee with or without Good Reason (as such terms are defined below).

(b) Notice of Termination. Either Party shall give written notice of termination to the other Party, except in the case of death. If the Employee terminates employment hereunder with or without Good Reason, Employee shall provide the Company with 30 days’ prior written notice of termination. Notwithstanding the foregoing, in the event that the Employee gives a notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not result in a “termination by the Company” for purposes of this Agreement.

(c) Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee grants consent to notification by the Company to Employee’s new employer about his rights and obligations under this Agreement and the PIA (hereinafter defined).

7. Severance Benefits.

(a) Cause Defined. "Cause" means the Company has determined in good faith that any of the following circumstances exist: (i) willful malfeasance or willful misconduct by Employee in connection with his employment; (ii) Employee's gross negligence in performing any of his duties under this Agreement; (iii) Employee's commission, conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation but including a felony that results in significant bodily injury or an infraction which is a misdemeanor, but in all events including crimes that involve fraud, theft, or moral turpitude; (iv) Employee’s willful and deliberate violation of a Company policy, (v) Employee's unintended but material breach of any written policy applicable to all employees adopted by the Company which, to the extent curable, is not cured to the reasonable satisfaction of the Board of Directors within thirty (30) business days after notice thereof; (vi) the Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other third party as to which the Employee owes an obligation of nondisclosure as a result of the Employee’s relationship with the Company, (vii) the Employee’s willful and deliberate breach of his obligations under this Agreement, or (viii) any other material breach by Employee of any of his obligations in this Agreement which, to the extent curable, is not cured to the reasonable satisfaction of the Board of Directors within thirty (30) business days after notice thereof.

(b) Disability Defined. "Disability" shall mean (i) Employee's incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, that results in Employee being substantially unable to perform any of his duties hereunder for six consecutive months (or for 180 days out of any twelve month period) or (ii) a qualified independent physician mutually acceptable to the Company and Employee determines that Employee is incapacitated due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation so as to be unable to regularly perform the duties of his position and such condition is expected to result in Employee being substantially unable to perform any of his duties hereunder for six consecutive months (or for 180 days out of any twelve month period). Until such time as Employee is terminated for Disability under this paragraph (b), Employee shall continue to receive his Base Salary hereunder, provided that if the Company provides Employee with disability insurance coverage, payments of Employee's Base Salary shall be reduced by the amount of any disability insurance payments received by Employee due to such coverage. The Company shall give Employee written notice of termination due to Disability, which shall take effect sixty (60) days after the date it is sent to Employee unless Employee shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void).

(c) Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean, the Employee’s compliance with the Good Reason Process (as defined below), upon the occurrence of one of the following events (each, a “Good Reason Condition”) without Employee’s written consent: (i) there is a material reduction of the level of Employee’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the senior executive team generally), (ii) there is a material reduction in Employee’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of (1) a Change in Control or (2) the Company ceasing to be a publicly-held Company, in each case, shall not, by itself, necessarily constitute a reduction in Employee’s responsibilities or authority); or (iii) there is a material change in the principal geographic location at which Employee must perform his services (it being understood that the relocation of Employee to a facility or a location within forty (40) miles of the State Capitol Building in Denver, Colorado shall not be deemed material for purposes of this Agreement). “Good Reason Process” shall mean (A) a Good Reason Condition has occurred; (B) the Employee notifies the Company in writing of the first occurrence of the Good Reason Condition within thirty (30) days of the first occurrence of such Good Reason Condition; (C) the Employee cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) the Employee terminates his employment within five (5) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(d) Accrued Compensation Defined. “Accrued Compensation” shall mean an amount, which shall include all amounts earned or accrued by Employee through the date of termination of this Agreement but not paid as of such date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) any expense allowance pursuant to Company policy, (iv) accrued but unused vacation pay per Company policy, and (v) bonuses and incentive compensation earned and awarded prior to the date of termination. Accrued Compensation shall be paid within 45 days after the date of termination (or earlier, if required by applicable law).

(e) Termination.

(i) Cause; Without Good Reason; Death; Disability. If the Company ends the Term for Cause or on account of Employee’s Disability, if Employee resigns as an employee of the Company other than for Good Reason, or the Employee dies, then the Company shall pay to Employee the Accrued Compensation but shall have no obligation to pay Employee any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, and such rights shall, except as otherwise required by law or pursuant to the applicable bonus award agreement or benefits plan, be forfeited immediately upon the end of the Term. For the sake of clarity, any stock options, restricted stock or other equity compensation shall, to the extent vested on the date of resignation without Good Reason, or the date of Employee’s death, remain outstanding and exercisable to the extent provided in the applicable award agreement or plan, by the Employee or his personal representative or executor. In the event Employee is terminated by the Company for Cause, any outstanding stock options, restricted stock or other equity compensation shall cease to vest and whether or not vested as of the termination date, shall no longer be exercisable and shall be cancelled immediately.

(ii) Without Cause; Good Reason. In the event that the Company terminates Employee’s employment hereunder without Cause, or Employee terminates his employment with Good Reason, he shall be entitled to the Accrued Compensation set out in Section 7(d) and, subject to Sections 21 and 22 below,

(A) A lump sum payment equal to 0.5 times his Base Salary in effect at the date of termination.

(B) Continued participation (via state or federal insurance continuation laws such as COBRA, to the extent available) in the health and welfare plans (or comparable plans, if continued participation in the Company’s plans is not available) provided by the Company to Employee at the time of termination for a period of two years from the date of termination or, if earlier, until he is eligible for other employer sponsored group health coverage with a subsequent employer. The Company agrees to reimburse the payments that Employee makes for such coverage (other than flexible spending accounts), whether via continuation or separate comparable policy. Premium reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for insurance coverage. Employee shall give the Company prompt notice of his eligibility for comparable coverage.

(C) All vested stock options shall remain exercisable for a period of three (3) years from the date of termination. So long as the Section 8 below does not apply, then all options which are unvested at the date of termination Without Cause or for Good Reason shall be accelerated as of the date of termination as defined in the Employees Stock option agreements.

(D) Any severance payments and/or other separation benefits contemplated by this Agreement are conditional on Employee: (i) continuing to comply with the terms of this Agreement and the PIA (as defined herein); (ii) delivering and not revoking within the time period specified to such release, but in any event no later than 60 days following the termination of employment, (x) a customary general release of claims relating to Employee’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and such general release becoming effective and irrevocable within such 60 days and (y) a customary affirmation of Employee’s continuing obligations hereunder and under the PIA.

Payment of the severance payments and benefits in this Section 7 shall be paid or commence to be paid within 60 days of the termination of employment; provided that if such 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall be paid in the second calendar year by the last day of the 60-day period. Unless otherwise required by law, no severance payments and/or benefits under this Agreement will be paid and/or provided until after the expiration of any relevant revocation period.

8. Change in Control Payments. The provisions of this paragraph 8 set forth the terms of an agreement reached between Employee and the Company regarding Employee's rights and obligations upon the occurrence of a Change in Control (as hereinafter defined) of the Company during the Term. These provisions are intended to ensure and encourage in advance Employee's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control. The following provisions shall apply in the event of a Change in Control, in addition to any payment or benefit that may be required pursuant to Section 7.

(a)Equity. Upon the occurrence of a Change in Control, all then-outstanding stock options, restricted stock and other stock-based grants to Employee by the Company shall, irrespective of any provisions of his award agreements, immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse.

(b)Definitions. For purposes of this paragraph 8, the following terms shall have the following meanings:

"Change in Control" shall mean any of the following:

(1) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), other than the Company, or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3- promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes); or

(2) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes), other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, directly or indirectly, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

(3) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

9. Proprietary Information and Inventions Agreement. As a condition of Employee’s employment with the Company, Employee agrees to sign the Company’s standard form of Proprietary Information and Inventions Agreement (“PIA”) and deliver such signed PIA to the Company at the same time as this Agreement.

10. Successors and Assigns.

(a) Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Employee may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim, judgment or bankruptcy proceedings against Employee. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Employee and his personal representatives, distributees and legatees.

(b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and of its successors and assigns, including (but not limited to) any Company that may acquire all or substantially all of the Company's assets or business or into or with which the Company may be consolidated or merged. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.

11. Entire Agreement. This Agreement (together with the equity award agreements referred to herein, the PIA and the Indemnification Agreement) represents the entire agreement between the Parties concerning Employee's employment with the Company and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Employee and the Company relating to the subject matter of this Agreement.

12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Company. No waiver by any Party to this Agreement or any breach by another Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the Party concerned at the address indicated below, or to such other address of which such Party subsequently may give notice in writing:

If to Employee:	To the address specified in the payroll records of the Company.

If to the Company:	Ampio Pharmaceuticals, Inc.
373 Inverness Parkway, Suite 200
Englewood, CO 80112 USA,

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

14. Severability. If any provision of this Agreement or the application of any such provision to any Party or circumstances shall be determined by any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Employee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

15. Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority or elected by Executive.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument. The Parties agree that facsimile signatures shall have the same force and effect as original signatures.

19. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of Colorado, as applied to a contract executed within and to be performed in such State. The Parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in Denver, Colorado in accordance with its rules of arbitration procedure then in effect. The Parties consent to the jurisdiction to the federal courts of the District of Colorado or, if there shall be no jurisdiction, to the state courts located in Arapahoe County, Colorado, to enforce any arbitration award rendered with respect thereto.

20. Legal Fees. The Company shall pay the reasonable expenses of Employee’s counsel in negotiating this Agreement up to $2,500.

21. Section 409A. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death), and the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Employee’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (A) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated. The payment of the severance payments contemplated by this Agreement is subject to the above-referenced release becoming effective and irrevocable within 60 days of the date of termination of employment. If such 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall be paid in the second calendar year by the last day of the 60-day period. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits to be provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation application to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of such Section.

22. Application of Internal Revenue Code Section 280G. If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, reductions shall be made in the order required by Section 409A, to the extent applicable, so as to avoid any additional taxation under Section 409A.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Employee or the Company) or such other time as requested by Employee or the Company.

23. Indemnification. As a condition to the effectiveness of this Agreement, the Company and Employee shall enter into a mutually acceptable indemnification agreement, in the form attached hereto as Exhibit C (the “Indemnification Agreement”).

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Philip H. Coelho	November 21, 2021
Name: PHILIP H. COELHO
Chairman, Compensation Committee
Chairman, Nominating and Governance Committee
Board of Directors

Employee

/s/ Michael A. Martino
November 21, 2021

Name:	MICHAEL MARTINO

EXHIBIT A

Outside Activities

●	Serve on the Board of Directors of no more than one private or public company the business of which is not competitive with that of the Company. Employee shall notify the Ampio Compensation Committee in writing of the identity of the company.
●	No outside activity may interfere with Employee’s best efforts in meeting the responsibilities of CEO of the Company, which may require Employee to devote less than 10 hours per month to these outside activities.

EXHIBIT B

Terms of Compensation

Management equity grant:

●	The 1,000,000 options to purchase shares of the common stock of the Company awarded pursuant to Section 3(c) shall be granted as follows (a) 750,000 options shall be granted as of the Effective Date and (b) 250,000 options shall be granted as of January 1, 2022.
●	All of the foregoing options shall fully vest upon a Change in Control, death, Disability, termination without Cause, or termination for Good Reason.
●	The 750,000 options to be granted as of the Effective Date shall vest as follows: (a) 500,000 of such options shall vest on the Effective Date and (b) the remaining 250,000 options shall vest on the one-year anniversary of the Effective Date. The 250,000 options to be granted as of January 1, 2022 shall vest, in full, on the one-year anniversary of the Effective Date.

Specific milestones that will be considered by the Compensation Committee of the Board of Directors in the determination of Employees annual performance bonus and the percentage of total annual performance bonus provided by that milestone:

●	Provide overall guidance and leadership for any licensing negotiation leading to a successfully executed transaction.
●	Obtain FDA acceptance of the Biologics License Application (BLA) for Ampion.
●	Obtain FDA Biologics License for Ampion for the treatment of OA for at least KL-4 patients.
●	Progress the COVID-19 related clinical trials.

Other

●	Any other goals that the Board deems necessary to meet the operating goals of the Company.

EXHIBIT C

Indemnification Agreement

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of October 11, 2021 between Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Michael A. Martino (“Indemnitee”).

WITNESSETH THAT:

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities.  Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions.  At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself.  The bylaws (the “Bylaws”) and certificate of incorporation (the “Certificate of Incorporation”) of the Company, each as may be amended or restated from time to time, contain provisions requiring indemnification of the officers and directors of the Company and limiting the liability of members of the Board.  Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”).  The Bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that agreements may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee does not regard the protection available under the Company’s Bylaws and Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity.  Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as a director from and after the date hereof, the parties hereto agree as follows:

1.Indemnity of Indemnitee.  The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time.  In furtherance of the foregoing indemnification, and without limiting the generality thereof:
(a)Proceedings Other Than Proceedings by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company.  Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.
(b)Proceedings by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company.  Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

(c)Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
2.Additional Indemnity.  In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, to the fullest extent permitted by law, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee.  The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 7 and 8 hereof) to be unlawful.
3.Contribution.
(a)Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), to the fullest extent permitted by law, the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee.  The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.
(b)Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), to the fullest extent permitted by law, the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction or events from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the transaction or events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered.  The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.
(c)The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution that may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.
(d)To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
4.Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness, or is made (or asked) to respond to discovery requests, in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.
5.Advancement of Expenses.  Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether received prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee. Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that Indemnitee undertakes to the fullest extent required by law to repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required.  Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

6.Defense of Claim.  With respect to any such Proceeding as to which Indemnitee requests indemnification or advancement from the Company:
(a)The Company may participate therein at its own expense;

(b)The Company, jointly with any other indemnifying party similarly notified, may assume the defense thereof, with counsel satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense thereof, the Company shall not be liable to Indemnitee under this Agreement for any legal or other expenses (other than reasonable costs of investigation) subsequently incurred by Indemnitee in connection with the defense thereof unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company (or any other person or persons included in the joint defense) and Indemnitee in the conduct of the defense of such action, or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the Company’s expense. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have reasonably made the conclusion provided for in (ii) above;
(c)Notwithstanding any other provision of this Agreement, the Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s written consent;
(d)The Company shall not settle any action or claim in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent; and
(e)Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement, provided that Indemnitee may withhold consent to any settlement that does not provide a complete release of Indemnitee.
7.Procedures and Presumptions for Determination of Entitlement to Indemnification.  It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under federal law and the DGCL and the public policy of the U.S. and the State of Delaware.  Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:
(a)To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.  Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 7(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (1) by a majority vote of the Disinterested Directors (as defined below), even though less than a quorum, (2) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (3) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel (as defined below) in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board, by the stockholders of the Company. Notwithstanding the foregoing, if there has been such a Change in Control (as defined below) (other than a Change in Control which has been approved by a majority of the Board who were directors immediately prior to such Change in Control), any reviewing party with respect to all matters thereafter arising concerning the Indemnitee’s indemnification, exoneration or hold harmless rights for Expenses under this Agreement or any other agreement or under the Certificate of Incorporation or Bylaws as now or hereafter in effect, or under any other applicable law, if desired by the Indemnitee, shall be Independent Counsel. Such counsel, among other things, shall render its written opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee would be entitled to be indemnified, exonerated or held harmless hereunder and under applicable law and the Company agrees to abide by such opinion.

(b)If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 7(b)(3) hereof, the Independent Counsel shall be selected as provided in this Section 7(c).  The Independent Counsel shall be selected by the Board.  Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel, and the objection shall set forth with particularity the factual basis of such assertion.  Absent a proper and timely objection, the person so selected shall act as Independent Counsel.  If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit.  If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 7(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 7(b) hereof.
(c)In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.  Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
(d)Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise.  In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.  Whether or not the foregoing provisions of this Section 7(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
(e)If the person, persons or entity empowered or selected under Section 7 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 7(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 7(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.
(f)Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement.  Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
(g)The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty.  In the event that any action, claim or Proceeding (as defined below) to which Indemnitee is a party is resolved in any manner other than by adverse judgment against

Indemnitee (including, without limitation, settlement of such action, claim or Proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or Proceeding.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
(h)The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.
8.Remedies of Indemnitee.
(a)In the event that (i) a determination is made pursuant to Section 7 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 7(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 7 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware of Indemnitee’s entitlement to such indemnification.  Indemnitee shall commence such proceeding seeking an adjudication within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 8(a).  The Company shall not oppose Indemnitee’s right to seek any such adjudication.
(b)In the event that a determination shall have been made pursuant to Section 7(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 8 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 7(b).
(c)If a determination shall have been made pursuant to Section 7(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 8, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(d)In the event that Indemnitee, pursuant to this Section 8, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 14 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.
(e)The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.  The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.
(f)Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.
9.Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.
(a)The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders, a resolution of directors of the Company, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status (as defined below) prior to such amendment, alteration or repeal.  To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
(b)To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies.  If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.
(c)In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
(d)The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
(e)The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
10.Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:
(a)for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or
(b)for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of state statutory law or common law; or
(c)in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding), (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise authorized by Section 8(d) hereof, or (iv) otherwise required by applicable law.
11.Duration of Agreement.  All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 8 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.
12.Security.  To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.  Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.
13.Enforcement.
(a)The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.
(b)This Agreement, together with the applicable provisions of the Certificate of Incorporation and Bylaws, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.
(c)The Company shall not seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting the Indemnitee’s rights to receive advancement of Expenses under this Agreement.
14.Definitions.  For purposes of this Agreement:
(a)A “Change in Control” shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities, (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.
(b)“Corporate Status” describes the status of a person who (i) is or was an officer or director of the Company, or (ii) while serving as an officer or director of the Company, is or was an officer or director of any subsidiary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.
(c)“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(d)“Enterprise” shall mean the Company, any subsidiary of the company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.
(e)“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding.  Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent.  Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
(f)“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.  The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
(g)“Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of his Corporate Status, by reason of any action taken by him or of any inaction on his part while acting in his Corporate Status; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement.
15.Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.  Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws.  In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.
16.Modification and Waiver.  No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
17.Notice By Indemnitee.  Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder.  The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.
18.Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:
(a)To Indemnitee at the address set forth below Indemnitee signature hereto.
(b)To the Company at:

Ampio Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

Attention: Daniel Stokely, Chief Financial Officer

Email: dstokely@ampiopharma.com

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

19.Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
20.Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
21.Governing Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

AMPIO PHARMACEUTICALS, INC.

By: /s/ Dan Stokely
Name: Dan Stokely
Title: CFO

INDEMNITEE

/s/ Michael A. Martino
Name:

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